Christopher J. Zinski
   Direct Dial: (312) 258-5548
                                                                EXHIBIT 5
                                      September 29, 1997


   Board of Directors
   CSB Financial Group, Inc.
   200 South Poplar Street
   Centralia, Illinois 62801

        RE: CSB FINANCIAL GROUP, INC. -- REGISTRATION OF 20,700 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, ON FORM S-8
             ------------------------------------------------------------

   Gentlemen:

             We have acted as special counsel to CSB Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission relating to the offer and sale by the Company of 20,700 shares of Common Stock of the Company, $0.01 par value per share (the "Shares"), as more fully described in the Registration Statement, through the CSB Financial Group, Inc. Management Development and Recognition Plan and Trust Agreement, as Amended (the "Plan").

             In this connection, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for purposes of this opinion.

             Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued for the consideration contemplated in the Registration Statement and the Plan, will be legally issued, fully paid and nonassessable.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,
                                      SCHIFF HARDIN & WAITE


                                      By: /s/ Christopher J. Zinski
                                          -------------------------------
                                             Christopher J. Zinski